Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268478

PROSPECTUS SUPPLEMENT NO. 13

(To the Prospectus dated April 3, 2023)

Granite Ridge Resources, Inc.

This prospectus supplement supplements the prospectus, dated April 3, 2023 (as supplemented or amended, the “Prospectus”) of Granite Ridge Resources, Inc. (the “Company” or “Granite Ridge”), which forms a part of our registration statement on Form S-1 (No. 333-268478). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 4, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 123,671,585 shares of common stock, $0.0001 par value per share, of Granite Ridge (“Granite Ridge common stock”).

The Prospectus also initially related to the issuance by us of up to an aggregate of 10,349,975 shares of Granite Ridge common stock that may be issued upon exercise of warrants to purchase Granite Ridge common stock at an exercise price of $11.50 per share (the “Granite Ridge warrants”). In connection with the warrant exchange offer and consent solicitation by the Company on June 22, 2023, all Granite Ridge warrants were converted to shares of Granite Ridge common stock, and no Granite Ridge warrants remain outstanding. In connection with such exchange offer and solicitation, the New York Stock Exchange filed Form 25 to delist the Granite Ridge warrants on July 5, 2023.

Shares of Granite Ridge common stock are listed on the New York Stock Exchange under the symbol “GRNT.” On January 3, 2024, the closing price of Granite Ridge common stock was $6.16 per share.

This prospectus supplement should be read in conjunction with the Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under applicable federal securities laws, and as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 10 of the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 4, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2024

GRANITE RIDGE RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41537	88-2227812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5217 McKinney Avenue, Suite 400 Dallas, Texas	75205
(Address of principal executive offices)	(Zip Code)

(214) 396-2850

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRNT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2024, the Board of Directors of Granite Ridge Resources, Inc., a Delaware corporation (the “Company”), appointed Kimberly Weimer to the position of Chief Accounting Officer of the Company, the Company’s principal accounting officer. Ms. Weimer will report to Mr. Tyler Farquharson, the Company’s Chief Financial Officer.

Ms. Weimer, 45, has more than 20 years of accounting experience, primarily in the energy industry. Prior to her appointment as the Company’s Chief Accounting Officer, Ms. Weimer most recently served as the Chief Financial Officer of Titanium Exploration Partners, an oil and gas asset manager, from October 2018 through December 2023, where she oversaw all aspects of the finance and accounting departments. She has also served in various executive and senior leadership positions throughout her career at Enduro Resource Partners LLC, Encore Acquisition Company, Cherry, Bekaert & Holland LLP, and Powell Industries. Ms. Weimer holds a bachelor’s degree in finance and accounting from Louisiana State University and is a Certified Public Accountant in the state of Texas.

Ms. Weimer has no family relationships with any current director or executive officers of the Company, and there are no transactions or proposed transactions to which the Company is a party, or intended to be a party, in which Ms. Weimer has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings with any other person pursuant to which Ms. Weimer was appointed as the Company’s Chief Accounting Officer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE RIDGE RESOURCES, INC.

Date: January 4, 2024	By:	/s/ Luke C. Brandenberg
		Name:	Luke C. Brandenberg
		Title:	President and Chief Executive Officer